UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 19, 2014

KENNEDY-WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Recent Developments

Acquisition Activity

Subsequent to December 31, 2013, Kennedy-Wilson Holdings, Inc. (the “Company”) and its equity partners acquired $424.8 million of real estate-related investments, which include one commercial portfolio, three commercial properties including a hotel, two multifamily properties, one loan origination and one loan purchase secured by real estate. The Company’s total equity investment in these transactions was approximately $158.3 million. The Company’s investments since December 31, 2013 included the following:

•	Real estate: The Company and its equity partners acquired a 14-asset commercial portfolio in the United Kingdom and 3 commercial properties in the Western United States, including a 201-room hotel, totaling approximately 1.7 million square feet. In addition, the Company acquired a multifamily property in the Western United States and one in Ireland consisting of 398 total units.

•	Loans: The Company acquired notes secured by the Shelbourne Hotel in Dublin, Ireland for approximately $152.4 million (approximately $74.4 million of equity invested). The Company also originated a $5 million loan secured by real estate in the Western United States.

In addition, on February 28, 2014, the Company subscribed for a total of £122.0 million (approximately $203.0 million) of ordinary shares in the initial public offering of Kennedy Wilson Europe Real Estate Plc, or KWE, LSE:KWE. The Company’s investment consists of £87.0 million (approximately $145.0 million) of cash subscription and the contribution of £35.0 million (approximately $58.0 million) of assets acquired by the Company in the first quarter of 2014. The assets consist of 14 properties located in the United Kingdom totaling approximately 1.2 million square feet. KWE announced the closing of its initial public offering on February 28, 2014, raising approximately £1 billion (approximately $1.7 billion) in gross proceeds (including the exercise of the £91 million (approximately $151 million) over-allotment option). Immediately following the closing, Kennedy Wilson’s investment represented approximately 12.2% of KWE’s total share capital, making Kennedy Wilson the largest shareholder of KWE. One of the Company’s wholly owned subsidiaries is acting as KWE’s external manager, in which capacity the Company will be entitled to receive certain management and performance fees. In addition, KWE will be provided priority access to all investment opportunities sourced by the Company in Europe. As of March 18, 2014, KWE is under contract to purchase a portfolio of 26 real estate assets located across the United Kingdom at an aggregate purchase price of approximately $253.9 million. There can be no assurances that KWE will complete this transaction.

The investment management agreement between the Company and KWE provides the Company with “control,” as defined by FASB Accounting Standards Codification Subtopic 810 – Consolidation, over KWE. Accordingly, the Company expects that its consolidated financial statements will include the accounts of KWE beginning with the quarter ending March 31, 2014. As of December 31, 2013, after giving pro forma effect to the expected consolidation of KWE’s accounts in the Company’s consolidated financial statements, the Company’s total assets would have been approximately $3.3 billion.

Pipeline

As of March 18, 2014, the Company is under separate contracts to purchase three real estate-related investments in the United States and Ireland at an aggregate purchase price of approximately $148.5 million. The Company anticipates financing these acquisitions with a combination of debt financing and third party equity. With respect to two of such real estate-related assets with an aggregate purchase price of approximately $122.0 million, the Company has nonrefundable deposits of approximately $10.1 million held in escrow. The amount of the Company’s equity investment in these acquisitions has not yet been determined, but the Company currently expects its aggregate equity investment in these acquisitions to be approximately $54.4 million. There can be no assurances that the Company will complete the potential acquisitions under contract.

January 2014 Public Offering of Common Stock

In January 2014, the Company raised net proceeds of approximately $191.0 million in a public offering of 9.2 million shares of its common stock, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by the Company.

Revolving Credit Facility Draw

As of March 17, 2014, the Company had $90.0 million of outstanding indebtedness as well as $0.2 million of accrued and unpaid interest under its unsecured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kennedy-Wilson Holdings, Inc.
Date: March 19, 2014
	By:	/S/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer